MICROTEST, INC.
                                   EXHIBIT 11
                         STATEMENT REGARDING COMPUTATION
    OF PER SHARE EARNINGS (Unaudited)(in thousands, except per share amounts)


                                                        Three Months Ended
                                                     ------------------------
                                                      March 29,     March 30,
                                                         1997         1996
                                                     ----------     ---------

Net (loss) income                                      $  (986)     $   707
                                                       =======      =======

Common shares outstanding at end of period               8,132        8,106

Adjustment to reflect weighted average for
   shares issued during period                             (37)          (3)

Adjustment for options and warrants calculated
   under the treasury stock method:
     Options                                              --             97
     Warrants                                             --           --
                                                       -------      -------

Common and equivalent shares outstanding                 8,095        8,200
                                                       -------      -------

Net (loss) income per share                            $ (0.12)     $  0.09
                                                       =======      =======
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